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                                                                   Exhibit 2.8.1

                                CLOSING AGREEMENT


         Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. (together, the "Sellers"), Robert L. Cohen and Matthew Rosenthal (together, the "Stockholders"), Princeton Review Operations, L.L.C. ("Buyer"), and Princeton Review Management, L.L.C. ("Franchisor") are parties to an Asset Purchase Agreement dated as of January 18, 2001 (the "Purchase Agreement"). As a condition to the closing of the transactions contemplated by the Purchase Agreement, and pursuant to Section 18 of the Purchase Agreement, the parties wish to amend and supplement the terms of the Purchase Agreement as provided herein.

1. COBRA Beneficiaries. The Sellers hereby supplement Schedule 8.18 of the Purchase Agreement as follows: Sellers maintain health insurance plans. Any obligations under COBRA as a result of such health insurance plans to former employees of the Sellers terminated prior to the Closing Date and not employed by the Buyer pursuant to the Purchase Agreement, and their beneficiaries, shall remain an obligation of the Sellers regardless of any other provisions of the Purchase Agreement.

2. 401(k) Plan. The parties acknowledge that the board of directors of each Seller adopted a resolution prior to Closing to terminate such Seller's 401(k) Plan and Trust ("401(k) Plan") effective prior to the Closing Date. In accordance with Section 15.1 of the Purchase Agreement, Buyer shall not assume sponsorship or otherwise be obligated to administer, operate or contribute to the 401(k) Plan. Upon receipt of a favorable determination letter from the Internal Revenue Service that the termination of the 401(k) Plan does not adversely affect its qualified status, each Seller shall furnish a copy of the letter to Buyer, provided, however, that the Sellers are not obligated to attempt to obtain such a letter. Buyer will have no obligation to accept rollover distributions from the Sellers' 401(k) Plan into Buyer's 401(k) plan if Buyer believes that accepting such distributions would not be in the best interests of Buyer's plan.

3. Potential Tax Liability. The Sellers and the Stockholders acknowledge that any claims against them for indemnification with respect to tax matters related to the Franchised Business referred to in Sections 8.11, 8.19 and
     15.2 of the Purchase Agreement, shall be subject to Section 13.1 of the Purchase Agreement regardless of the Indemnified Party's actual knowledge at the time of Closing. The Sellers and the Stockholders agree that such indemnification claims are not subject to (a) the two-year limitation period referred to in Section 13.3 of the Purchase Agreement; or (b) the $10,000 "basket" for Claims under Section 13.4 of the Purchase Agreement. Further, the Sellers and the Stockholders agree that, if any such claims for indemnification with respect to tax matters remain unpaid as of their respective due dates, the Indemnified Party will have the right (but no obligation) to deduct such overdue amounts from any payments due to the Sellers and the Stockholders, including but not limited to amounts due under the Notes. Any set-off against the Notes pursuant to this Section 3 shall be made first against the Note with an initial principal amount of $500,000.
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     This set-off right of Buyer and its affiliates is in addition to any other remedies they may have under the Purchase Agreement, the Notes or applicable law.

4. Copy of Data. Within 10 days after the Closing, Buyer shall deliver to the Sellers a computer with an accessible copy of the Sellers' data related to the Franchised Business as of the Closing Date, as compiled by the Sellers in the ordinary course of business.

5. Effect on Purchase Agreement. This Closing Agreement shall be deemed to be an integral part of the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement. Except as expressly modified and supplemented by this Closing Agreement, the terms of the Purchase Agreement are hereby ratified and confirmed.


                            [SIGNATURE PAGE FOLLOWS.]
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         IN WITNESS WHEREOF, the parties have executed this Closing Agreement by their duly authorized representatives.


PRINCETON REVIEW OPERATIONS, L.L.C.

By:    /s/ Mark Chernis
     ------------------------------------
     Mark Chernis
     Chief Operating Officer


PRINCETON REVIEW MANAGEMENT, L.L.C.

By:    /s/ Mark Chernis
     ------------------------------------
     Mark Chernis
     Chief Operating Officer


THE PRINCETON REVIEW OF BOSTON, INC.

By:    /s/ Robert L. Cohen
     ------------------------------------
     Robert L. Cohen
     President


THE PRINCETON REVIEW OF NEW JERSEY, INC.

By:    /s/ Robert L. Cohen
     ------------------------------------
     Robert L. Cohen
     President


ROBERT L. COHEN, Individually

  /s/ Robert L. Cohen
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MATTHEW ROSENTHAL, Individually

  /s/ Matthew Rosenthal
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